Exhibit 99.20

EXHIBIT A

Trading History During Past Sixty Days

Trade Date	Common Shares Purchased/(Sold)	Weighted Average Price Per Share	Name of Entity
13-Mar-25	285,067	SEK 299.7520	Atlas
14-Mar-25	173,954	SEK 299.8216	Atlas
17-Mar-25	344,797	SEK 299.7724	Atlas

The above transactions were made under the Purchase Mandate with respect to SDRs effected in the open market.